Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-233431 and 333-279590) of our report dated March 12, 2025, appearing in this Transition Report on Form 10-K of Pioneer Bancorp, Inc. relating to the consolidated financial statements for the six months ended December 31, 2024 and the fiscal years ended June 30, 2024 and 2023 and the effectiveness of internal controls over financial reporting as of December 31, 2024.

/s/ Bonadio & Co., LLP

Pittsford, New York

March 12, 2025